CUSIP NO. 45665G 30 3	SCHEDULE 13D	Exhibit 2

Exhibit 2

Sharing of Economic Interest of Common Stock Side Letter

April 10, 2013

Beacon Company

c/o Ogier House

The Esplanade

St. Helier, Jersey JE4 9WG

Channel Islands

Re: Beacon Economic Interest in Common Stock Share of Infinity Pharmaceuticals, Inc.

Ladies and Gentlemen:

Reference is hereby made to the distribution by BR Holding Associates L.P. to Rosebay Medical Company L.P. (“Rosebay”) of 2,708,283 shares of common stock, $.001 par value per share (“Common Stock”), of Infinity Pharmaceuticals, Inc. (the “Company”).

This letter confirms that Rosebay acknowledges it holds a 50% economic interest on behalf of Beacon Company (“Beacon”) in one share of the Common Stock held by Rosebay (the “Shared Common Stock”). Upon sale of the Shared Common Stock, Rosebay will remit to Beacon 50% of the proceeds it receives for such Shared Common Stock.

Rosebay and Beacon agree that Rosebay will sell the Shared Common Stock only upon mutual agreement with Beacon. Rosebay and Beacon further agree to jointly share all rights and privileges associated with the Shared Common Stock, including, but not limited to, any voting rights, liquidation rights and rights to dividends.

ROSEBAY MEDICAL COMPANY L.P.

By:	Rosebay Medical Company, Inc.,
its general partner

By:	/s/ Anthony M. Roncalli
	Name:	Anthony M. Roncalli
	Title:	Vice President

Agreed to and accepted as of the date hereof:

BEACON COMPANY

By:	/s/ Anthony M. Roncalli
	Name:	Anthony M. Roncalli
	Title:	Assistant Secretary